Summary Translation	Exhibit 4.63

 Maximum Pledge Contract

Contract No.:2013JIYINBAOZIDI13121742

Pledgor :LI YONG HUI

Pledgee : CITIC Shijiazhuang Branch

Signing Date : September 2, 2013

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Hebei Ganglian Finance Leasing Co., Ltd.., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB70, 000,000

Pledge Term : September 2, 2013 to September 2, 2014